SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2005

V. I. TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

See disclosure set forth under Item 5.02(c) below.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(a) Not applicable.

(b) Not applicable.

(c) On July 28, 2005, the Board of Directors of V.I. Technologies, Inc. (“Vitex” or the “Company”) elected Samuel K. Ackerman, M.D., Vitex’s Chairman and Chief Executive Officer, as President and Acting Chief Financial Officer of the Company. Dr. Ackerman, age 57, has served as a director and as Vitex’s Chairman and Chief Scientific Officer since November 1999. In March 2005, Dr. Ackerman became Vitex’s Chief Executive Officer upon Vitex’s merger with Panacos Pharmaceuticals, Inc. Dr. Ackerman co-founded Pentose Pharmaceuticals, Inc. in June 1995 and served as its President, Chief Executive Officer and director from February 1997 until Pentose’s merger with Vitex on November 12, 1999. Dr. Ackerman became Executive Vice President and Chief Scientific Officer of Vitex upon the merger with Pentose, and in September 2000 became Vitex’s Chairman of the Board. He previously served as Vice President, Development and Regulatory Affairs of OraVax, Inc. from December 1993 to January 1997. From May 1986 to November 1993, he was Senior Vice President, Medical and Regulatory Affairs of XOMA Corporation and before that was Director of the Division of Biological Investigational New Drugs of the Center for Biologics Evaluation and Research of the United States Food and Drug Administration. Dr. Ackerman was founding President and Chief Executive Officer of Cyclis Pharmaceuticals, Inc., a cancer therapeutics company, from its inception in October 2001 until September 2003, when it was acquired by ArQule, Inc. From November 2003 through Panacos’ merger with Vitex in March 2005, Dr. Ackerman had been Chairman and Interim Chief Executive Officer of Panacos.

Pursuant to Dr. Ackerman’s employment agreement with Vitex, his initial base pay is annualized at $350,000, and he is entitled to receive an annual cash bonus at the end of each calendar year while employed by Vitex. The amount of the bonus, determined at the sole discretion of Vitex, will be based on achievement of mutually agreed upon performance goals, and will also be based on Dr. Ackerman’s job performance and the overall financial performance of Vitex. Any bonus shall not exceed an amount equal to 50% of Dr. Ackerman’s annualized base pay unless authorized by Vitex’s Board of Directors. In addition, Dr. Ackerman received an incentive stock option to purchase 860,000 shares of Vitex common stock at a price of $2.65 per share. Options to purchase 430,000 shares of Vitex’s common stock (50% of the total stock options granted) vest monthly in equal increments for 48 months beginning April 11, 2005, so long as Dr. Ackerman remains employed by Vitex. For the remaining options to purchase 430,000 shares of Vitex common stock, vesting shall occur on April 7, 2010, provided that the vesting of the options shall be subject to acceleration based on achievement of performance milestones mutually agreed upon by Dr. Ackerman and the Board of Directors of Vitex. The employment agreement also provides for participation in employee benefits offered by Vitex, such as medical, disability and life and insurance and Vitex’s 401(k) plan. The employment agreement also provides for the signing of an Employee Non-Disclosure, Non-Competition and Inventions Agreement by Dr. Ackerman.

Pursuant to the agreement, if Dr. Ackerman’s employment is terminated without cause or he resigns with good reason, then, in exchange for a complete release of claims against Vitex, Vitex will pay severance of one year’s base pay, paid in accordance with Vitex’s then-current payroll practices, and will continue to pay its portion of the cost to continue Dr. Ackerman’s medical and dental coverage for one year following the termination date. In addition, any outstanding options subject to vesting over the twelve months following such termination or resignation shall become automatically exercisable at the time of such termination or resignation, and Dr. Ackerman will have twelve months from the date of such termination or resignation to exercise any exercisable stock options. If, within twelve months following a change of control, as defined in the agreement, Dr. Ackerman’s employment is terminated without cause or he resigns with good reason, then, in exchange for a complete release of claims against Vitex, Vitex will pay severance of one year’s base pay, paid in accordance with Vitex’s then-current payroll practices, and will continue to pay its portion of the cost to continue Dr. Ackerman’s medical and dental coverage for one year following the termination date. In addition, any outstanding options shall become automatically exercisable at the time of such termination or resignation, and Dr. Ackerman will have twelve months from the date of such termination or resignation to exercise any exercisable stock options. In case of Dr. Ackerman’s death or disability, as defined in Dr. Ackerman’s stock option certificate, any outstanding options shall become automatically exercisable.

(d) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V. I. TECHNOLOGIES, INC.

Dated: August 2, 2005

	By:	/s/ Samuel K. Ackerman
Samuel K. Ackerman, M.D.
President, Chairman and Chief Executive Officer